Exhibit 3.13

DEAN HELLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4293 (775) 684-5708 Website: secretaryofstate.biz	Entity#: C3312-1997 Document Number: 20050179038-35

Certificate of Designation (PURSUANT TO NRS 78.1955)	Date Filed: 5/13/2005 3:41:32 PM In the office of
/s/ Dean Heller
Dean Heller Secretary of State

Important: Read attached insturctions before completing form	ABOVE SPACE IS FOR OFFCIE USE ONLY

Certificate of Designation
For Nevada Profit Corporation
(Pursuant to NRS 78.1955)

1.	Name of Corporation
NewMarket Technology, Inc.

2.
By resolution of the board of Directors Pursuant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock:

A single series of convertible preferred stock, the designation of which shall be "Series H Convertible Preferred Stock" (hereinafter the "Preferred Shares") and the number of authorized shares constituting the Series H Convertible Preferred Stock is 1,800, $0.01 par value, the rights and preferences of which are attached.

3. Effective date of filing (optional)	Upon filing
(must not be over 90 days after the certificate is filed)

4. Officer Signature	/s/

Filing Fee: $175.00
IMPORTANT: Falilure to include any of the above information and submit the proper fees may cause this filing to be rejected.

SUBMIT IN DUPLICATE

This form must be accompanied by appropriate fees. See attached fee schedule.

CERTIFICATE OF DESIGNATION, PREFERENCES
AND RIGHTS OF SERIES H
CONVERTIBLE PREFERRED STOCK
OF
NEWMARKET TECHNOLOGY, INC.

NewMarket Technology, Inc. (the "Corporation"), a corporation organized and existing under the laws of the State of Nevada (the "Law"), does hereby certify:

1.        The Articles of Incorporation of the Corporation, as amended, fixes the total number of shares of all classes of capital stock which the Corporation shall have the authority to issue, including 10,000,000 shares of Preferred Stock ("Preferred Stock").

2.      Pursuant to authority expressly conferred upon the Board of Directors of the Corporation by the Articles of Incorporation of the Corporation, said Board of Directors has duly authorized and adopted the following resolutions providing for an issue of a series of the Preferred Stock to be designated "Series H Convertible Preferred Stock":

RESOLVED, that the Corporation does hereby designate 1,800 shares of authorized but unissued Preferred Stock as Series H Preferred Stock par value S0.01 (the "Series H Preferred Stock") and that the proper officers of the Corporation are hereby authorized and directed to execute and file or cause to be filed the Certificate of Designation, Preferences and Rights of Series H Preferred Stock with the Nevada Secretary of State to effect the establishment of the Series H Preferred Stock.

FURTHER RESOLVED, that the preferences and relative participating, optional and other special rights, and qualifications, limitations and restrictions thereof, of the Series H Preferred Stock are hereby fixed as follows:

SECTION I. CONVERSION

The holders of Series H Preferred Stock shall have the following conversion rights (the "Series H Conversion Rights"):

1.1	Right to Convert

A.
Subject to Section 1.3, each share of Series H Preferred Stock shall be convertible, at the option of the holder thereof at anytime after the date of issuance of such share (except as may be prohibited by law or contractual provisions between the Corporation and the holder thereof), in full or in part, at the office of the Corporation or any transfer agent for such shares, into the number of fully paid and nonassessable shares of Common Stock provided below_

B.
Each share of Series H Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series H Issue Price (as defined below) by the Series H Conversion Price, determined as hereafter provided, in effect at the time of conversion (with cash paid in lieu of fractional shares). The Series H Issue Price per share shall be S1,000. The Series H Conversion Price shall be the average closing price as reported by the primary exchange or quotation system on which the Common Stock is then listed or quoted for the twenty (20) consecutive Trading Days (as defined below) prior to the date of conversion; provided, however, that such Series H Conversion Price shall be subject to adjustment as set forth below. "Trading Day" shall mean any day on which the securities in question are traded on the primary exchange or quotation system on which such securities are listed or quoted.

1.2.
Mechanics of Conversion. Before any holder of shares of Series H Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificates for the shares of Series H Preferred Stock, duly endorsed, at the office of the Corporation or of any transfer agent for such shares, and shall give written notice by registered or certified mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. (A holder of Series H Preferred Stock may not effect a transfer of shares pursuant to conversion unless all applicable restrictions on transfer are complied with) The Corporation shall, as soon as practicable, issue and deliver at such office to such holder of shares of Series H Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as provided above. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Series H Preferred Stock being converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the number of shares of Series H Preferred Stock represented by a single certificate submitted for conversion is greater than the number of shares of Series H Preferred Stock being converted, then the Corporation shall, as soon as practicable, issue and deliver to the holder a new certificate representing the number of shares of Series H Preferred Stock not converted.

1.3.	Adjustments for Certain Dilution. The Series H Conversion Price shall be subject to limitations and adjustment from time to time as follows:

A.
In case the Corporation shall (A) pay a dividend or make a distribution on its outstanding shares of Common Stock in shares of Common Stock, or other property, (B) subdivide, split or reclassify its outstanding shares of Common Stock into a greater number of shares, or (C) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, then in each such case the Series H Conversion Price in effect immediately prior to such action shall be adjusted so that the holder of any share of Series H Preferred Stock thereafter been issued, and the Common Stock issuable thereunder shall no longer be deemed to be outstanding. If the purchase price provided for in any such rights or options referred to in Section 1.3(D)(0 above or the rate at which any Convertible Securities referred to in Section 1.3(D)(0 are convertible into or exchangeable for Common Stock, shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution, then in case of the delivery of Common Stock upon the conversion in any such rights or options or upon conversion or exchange of any such Convertible Securities, the Series H Conversion Price then in effect hereunder shall forthwith be adjusted to such amount as would have obtained had such right, option or Convertible Securities never been issued as to such Common Stock and had adjustments never been made upon the issuance of the shares of Common Stock delivered as aforesaid, but only if as a result of such adjustment the Series H Conversion Price then in effect hereunder is thereby reduced. In the event any such adjustment would reduce the Series H Conversion Price to an amount less than the then par value of the Common Stock, the Corporation shall cause its Articles of Incorporation to be amended to reduce the par value of the Common Stock to an amount equal to or less than the adjusted Series H Conversion Price.

(iii)   Minimum Adjustment, If any adjustment of the Conversion Price pursuant to Section 1.3 results in an adjustment of less than $.001 per share of Common Stock, no such adjustment shall be made, but any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment that, together with any adjustments so carried forward, shall amount to $.001 or more per share of Common Stock; provided, however, upon any adjustment of the Series H Conversion Price resulting from (i) the declaration of a dividend upon, or the mailing of any distribution in respect of, any stock of the Corporation payable in Common Stock or Convertible Securities or (ii) the reclassification, by subdivision, stock split, reverse stock split, combination or otherwise, of the Common Stock into a greater or smaller number of shares, the foregoing figure of $.001 per share (or such figure as last adjusted) shall be proportionately adjusted; provided, further, upon the conversion of the Series H Preferred Stock, the Corporation shall make all necessary adjustments not theretofore made to the Series H Conversion Price up to and including the date upon which the Series H Preferred Stock is converted.

(iv)   Record Date. If the Corporation takes a record of the holders of the Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock or in Convertible Securities or (ii) to subscribe for or purchase Common Stock or Convertible Securities, then the record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of the dividend or the making of such other distribution or the date of the granting of the right of subscription or purchase, as the case may be.

E.
Exempt juttances, Notwithstanding the prior provisions of this Section 1.3, no adjustment of the Series H Conversion Price or the number of shares of Common Stock issuable upon conversion of the Series H Preferred Stock shall be made by reason of:

(i)     Common Stock issued upon conversion of the Series H Preferred Stock;

(ii)   securities from time to time issuable or issued to employees, directors or consultants of the Corporation pursuant to stock option plans approved by a majority of the shareholders of the Corporation;

(iii)   securities issued in connection with a bona fide business acquisition of all or a substantial part of another business provided such acquisition is approved by the Board of Directors of the Corporation;

(iv)   securities issued to the holders of the Series H Preferred Stock as dividends;

(v)  any rights or warrants issued or granted as consideration for the guaranty of indebtedness of the Corporation and not as a dividend or other similar distribution; and

(vi)   securities outstading or securities issued upon exercise or conversion of securities outstanding as of the filing of this Designation with the Secretary of State of the State of Nevada.

1.4.
Reservation of Common Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series H Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series H Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series H Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

1.5.
Certificate of Adjustment Upon the occurrence of a required adjustment or readjustment pursuant to Section 1.3, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series H Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series H Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of such series of Series H Preferred Stock.

1.6.
Transfer Taxes, Etc. The Corporation shall pay any and all documentary stamp, issue or transfer taxes, and any similar taxes payable in respect of the issue or delivery of shares of Common Stock upon conversions of shares of Series H Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of the shares of Series H Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

1.7.
Notices. Any notice required by the provisions of this Section to be given to the holders of shares of Series H Preferred Stock shall be deemed to be delivered when deposited in the United States mail, postage prepaid, registered or certified, and addressed to each holder of record at the address of such holder appearing on the stock transfer books of the Corporation.

SECTION 2. PROTECTIVE PROVISIONS

Beginning as of the date shares of Series H Preferred Stock are first issued and for so long as any shares of the Series H Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of holders representing at least a majority of Series H Preferred Stock, and in addition to any vote otherwise required by the law:

A.	Amend, alter or repeal the rights, preferences, privileges, or restrictions of such Series H Preferred Stock.

B.	Effect any reclassification of the Series H Preferred Stock.

SECTION 3. LIQUIDATION

3.1
Series H Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Series H Preferred Stock shall be entitled to be paid, out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus or earnings, prior and in preference to any payment or distribution shall be made in respect of the Common Stock, an amount per share equal to the Series H Issue Price, plus any accrued and unpaid dividends as set forth in Section 4 (the "Series H Liquidation Amount"). If the assets and funds of the Corporation are insufficient to pay to the holders of the Series H Preferred Stock the full amount of the Series H Liquidation Amount to which they shall be entitled, then the entire assets and funds of the Corporation legally available for distribution shall be distributed pro rata to such holders.

3.2
General. Upon the completion of the distribution required by Section 3. 1, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed, subject to the rights, preferences and privileges, of any other preferred stock of the Corporation, ratablyto the holders of the Common Stock.

SECTION 4. DIVIDENDS

The holders of shares of Series H Preferred Stock shall be entitled to receive cumulative dividends, out of any assets legally available therefor, prior and in preference to any other series of Preferred Stock or to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock of this Corporation, at the rate of 8% per share per annum. Such dividends shall accrue on each share from the date of issuance, and shall accrue from day to day, whether or not earned or declared. Such dividends shall be cumulative so that, except as provided below, if such dividends in respect of any previous or current annual dividend period, at the annual rate specified above, shall not have been paid the deficiency shall first be fully paid before any dividend or other distribution shall be paid on or declared and set apart for the Common Stock. Any accumulation of dividends on the Series H Preferred Stock shall not bear interest. Cumulative dividends with respect to a share of Series H Preferred Stock that are accrued, payable and/or in arrears shall, upon conversion of such share to Common Stock be paid to the extent assets are legally available therefor and any amounts for which assets are not legally available shall be paid promptly as assets become legally available therefor, and any partial payment will be made pro rata among the holders of such shares.

SECTION 5.REDEMPTIONS

5.1
Optional Redemption. At any time, upon notice to the holders of the Series H Preferred Stock, the Corporation or its designee may, to the extent permitted by law, redeem any or all of the shares of Series H Preferred Stock at a price equal to $1,000 per share (asadjusted for stock splits, reverse stock splits, stock dividends, reorganization, recapitalization or similar events with respect to such share) plus accrued and unpaid dividends. In case fewer than the total number of shares of Series H Prefeued Stock represented by any certificate are redeemed, a new certificate representing the number of unredeemed shares of such Series H Preferred Stock will be issued to the holder thereof without cost to such holder promptly after surrender of the certificate representing the redeemed shares of Series H Preferred Stock.

5.2
Mandatory Redemption. To the extent legally permitted, on May 12, 2007 (the "Redemption Date"), the Corporation, at its option, shall either (i) redeem the Series H Preferred Stock on May 12, 2007, at a price equal a price equal to $1,000 per share (as adjusted for stock splits, reverse stock splits, stock dividends, reorganization, recapitalization or similar events with respect to such share) plus accrued and unpaid dividends or (ii) redeem the Series H Preferred Stock by delivering shares of Common Stock at the Series H Conversion Price (as determined in accordance with Section 1.1) as measured from the date of the Redemption Notice (as defined below).

5.3
Notice. Thirty (30) days prior to the Redemption Date, the Corporation shall provide each holder of Series H Preferred Stock a notice of redemption (the "Redemption Notice"). Such notice shall be provided by first class mail, postage prepaid, at such holder's address as the same appears on the stock records of the Corporation. Neither the failure to mail any notice required by this Section 5.3, nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice that was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed, whether or not the holder receives the notice. The Redemption Notice shall state, as appropriate: (i) the number of shares of Common Stock to be issued on redemption, or the cash redemption price, as the case may be, with respect to each share of Series H Preferred Stock, (ii) the place or places at which certificates for shares are to be surrendered for certificates representing shares of Common Stock, and (iii) the then-current Series H Conversion Price (used to calculate the number of shares of Common Stock as set forth in (i) if applicable).

5.4
Rights on Redemption. From and after the Redemption Date (unless the Corporation shall fail to make available a sufficient number of shares of Common Stock or amount of cash necessary to effect such redemption), (i) except as otherwise provided herein, dividends on the shares of Series H Preferred Stock so called for redemption shall cease to accrue, (ii) said shares shall no longer be deemed to be outstanding and (iii) all rights of the holders thereof, as holders of Series H Preferred Stock of the Corporation, shall cease (except the rights to receive the shares of Common Stock and cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates). The Corporation's obligation to provide shares of Common Stock and cash in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Redemption Date, the Corporation shall deposit with a recognized bank or trust company shares of Common Stock and/or cash necessary for such redemption, in trust, with irrevocable instructions that such shares of Common Stock and/or cash be applied to the redemption of the shares of the Series H Preferred Stock so called for redemption. No interest shall accrue for the benefit of the holders of the Series H Preferred Stock to be redeemed on any cash so set aside by the Corporation. At the close of business on the Redemption Date, each holder of Series H Preferred Stock to be redeemed pursuant to this Section 5 (unless the Corporation defaults in the delivery of the shares of Common Stock or cash payable on such Redemption Date) shall be deemed to be the record holder of the number of shares of Common Stock into which such Series H Preferred Stock is to be redeemed, regardless of whether such holder has surrendered the certificates representing the Series H Preferred Stock. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Redemption Date shall revert to the general funds of the Corporation, after that ive.Lsion the holders of such shares so called for redemption shall only look to the general funds of the Corporation for the payment of such cash.

5.5
Mechanics. As promptly as practicable after the surrender in accordance with said notice of the certificates for any shares of Series H Preferred Stock so redeemed (properly endorsed re assigned for transfer, if the Corporation shall so require and if the notice shall state), such shares shall be exchanged for certificates of shares of Common Stock and any cash (without interest thereon) for which such shares have been redeemed.

5.6
Fractional Shares. No fractional shares or scrip representing fractions of shares of Common Stock shall be issued upon redemption of the Series H Preferred Stock; provided, however, that, after aggregating all the shares of Common Stock issued to holder upon the redemption of its shares of Series H Preferred Stock, any fractional interest of a share of Common Stock resulting therefrom shall be rounded up to the nearest whole share of Common Stock.

5.7	Shares. The Corporation covenants that any shares of Common Stock issued upon redemption of the Series H Preferred Stock, if and when issued, will be validly issued, fully-paid and nonassessable.

5.8
Retirement of Shares. All shares of Series H Preferred Stock that shall have been issued and reacquired in any manner by the Corporation shall be restored to the status of authorized, but unissued shares of Preferred Stock, without designation as to series. The Corporation may also retire any unissued shares of Series H Preferred Stock, and such shares shall then be restored to the status of authorized, but unissued shares of Preferred Stock, without designation as to series.

SECTION 6 VOTING

The holder of each share of Series H Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series H Preferred Stock could then be converted at the record date for determination of the stockholders entitled to vote on such matters, and with respect to such vote, such holder shallhave full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding anyprovision hereof, to notice of any stockholders' meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any matter upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting tights available on an as-converted basis (after aggregating all shares into which shares of Series H Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

IN WITNESS WHEREOF, we have hereto set our hands this 13thday of May, 2005.

NEWMARKET TECHNOLOGY, INC.

By:	/s/
Chairman of the Board of Directors and Cheif Executive Officers